Exhibit 99.1

NEWS RELEASE

Visa Inc. Declares Quarterly Dividend and Announces Decision to Fund Litigation Escrow Account

SAN FRANCISCO, CA, July 19, 2012 – Visa Inc. (NYSE:V) today announced that its board of directors had declared a quarterly dividend in the aggregate amount of $0.22 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on September 4, 2012, to all holders of record of the Company’s class A, class B and class C common stock as of August 17, 2012.

In addition, the Company announced it had decided to deposit $150 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). The funding calculations will be conducted in accordance with the Company’s certificate of incorporation currently in effect. Under the terms of the Plan, when the Company funds the litigation escrow, its U.S. financial institutions and their affiliates and successors, the sole holders of class B shares, bear a corresponding financial impact via a reduction in their as-converted share count.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com